Exhibit 5.0

[Letterhead of Berenbaum, Weinshienk & Eason, P.C.]

February 3, 2006

ZAP
501 Fourth Street
Santa Rosa, California 95401

Ladies and Gentlemen:

                We have served as counsel for ZAP (the “Company”) in connection with its registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate 16,221,586 shares of its common stock, no par value (“Common Stock”), issuable upon the exercise from time to time of stock options, warrants and shares granted pursuant to the 2002 Incentive Stock Plan and agreements with certain officers, employees and consultants (collectively, the “Plans”).  The Company is filing today a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the Common Stock.  This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-B.

                We have reviewed the Company’s certificate of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.  We also have reviewed the Plans and the Registration Statement.

                In connection with such review, we have assumed with your permission (1) the genuineness of all signatures and the legal competence of all signatories; (2) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (3) the proper insurance and accuracy of certificates of public officials and officers and agents of the Company.  In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

                Based on the foregoing and the qualifications and limitations set forth above, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Common Stock has been duly and validly authorized, and when (1) the Registration Statement has become effective under the Act, (2) the Common Stock is issued and sold in the manner and upon the terms set forth in the Plans and in resolutions of the Company’s Board of Directors and (3) any required shareholder approval is obtained, such Common Stock will be legally issued, fully paid and nonassessable.

                This opinion is delivered solely for your benefit in connection with the Registration Statement and the transactions provided for therein and may not be relied upon by any other person or for any other purpose without our prior written consent.

                Our opinion expressed above is limited to the federal laws of the United States of America and the laws of the State of California.  This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

                We hereby consent to being named in the Registration Statement as attorneys who passed upon the validity of the Common Stock and to the filing of a copy of this Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Berenbaum, Weinshienk & Eason, P.C.